Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com

FMC Corporation Delivers Very Strong Third Quarter Results and Raises 2020 Guidance

Third Quarter 2020 Highlights
•Revenue of $1.08 billion, up 7 percent versus Q3 2019, up 15 percent organically1
•Consolidated GAAP net income of $112 million, up 25 percent versus Q3 2019
•Adjusted EBITDA of $263 million, up 20 percent versus Q3 2019
•Consolidated GAAP earnings of $0.85 per diluted share, up 23 percent versus Q3 2019
•Consolidated adjusted earnings per diluted share of $1.22, up 30 percent versus Q3 2019
Full-Year Outlook Highlights2
•Revenue outlook range of $4.72 to $4.78 billion, reflecting 3 percent growth at the midpoint versus 2019 and 9 percent organic growth1
•Raising adjusted EBITDA outlook to a range of $1.295 to $1.315 billion, reflecting 7 percent growth at the midpoint versus 2019
•Raising adjusted earnings guidance to a range of $6.45 to $6.57 per diluted share, reflecting 7 percent growth at the midpoint versus 2019
•Raising free cash flow guidance to a range of $475 to $525 million, reflecting 66 percent growth at midpoint versus 2019
PHILADELPHIA, November 2, 2020 – FMC Corporation (NYSE:FMC) today reported third quarter 2020 revenue of approximately $1.08 billion, an increase of 7 percent versus third quarter 2019. Excluding the impact of foreign currencies, organic sales grew 15 percent year over year. On a GAAP basis, the company reported earnings of $0.85 per diluted share in the third quarter, an increase of 23 percent versus third quarter 2019. Adjusted earnings were $1.22 per diluted share, an increase of 30 percent versus third quarter 2019, and 12 cents above the midpoint of guidance.

Page 2/FMC Corporation Delivers Very Strong Third Quarter Results and Raises 2020 Guidance

Third Quarter Adj. EPS versus Guidance (midpoint)*	+12 cents**
EBITDA	+12 cents
Depreciation & amortization	-1 cent
Interest expense	+1 cent
Non-controlling interest	+1 cent
* Guidance refers to midpoint of EPS guidance presented on August 4, 2020
** Contributing factors do not sum to 12 cents, due to rounding

Mark Douglas, FMC president and CEO said: “FMC’s third quarter performance is a testament to our geographic balance, the strength in demand for our technology portfolio and the continued cost reductions to weather the global pandemic. Given robust demand in the third quarter and continuing strong execution, we are raising our 2020 outlook.”
The revenue increase was driven by 12 percent contribution from volume and 3 percent from pricing gains, offset by an 8 percent headwind from foreign currencies. In Asia, revenue increased 16 percent year over year, and 19 percent excluding FX. Volume growth in India, Australia, Pakistan and Indonesia was partially offset by FX headwinds. Latin America sales grew 1 percent year over year, and 18 percent excluding FX headwinds. Pricing helped offset some of the FX headwinds, while the underlying volume gains came from strong insecticide sales in Brazil for soybeans and specialty crops. In North America, sales increased 8 percent year over year, driven primarily by strong herbicide and fungicide sales. Sales in EMEA increased 10 percent year over year, due to a particularly strong quarter for insecticides and cereal herbicides. There was no impact from foreign exchange in EMEA in the quarter.

FMC Revenue	Q3 2020
Organic Growth	15%
FX Impact	(8%)
Total Revenue Change	7%
2020 Outlook2
The company is forecasting full-year 2020 revenue to be in the range of $4.72 billion to $4.78 billion, representing an increase of 3 percent at the midpoint versus 2019. Organic growth is expected to be 9 percent. Full-year adjusted EBITDA is now expected to be in the range of $1.295 billion to $1.315 billion, representing 7 percent year-over-year growth at the midpoint and an increase of $10 million versus prior guidance. 2020 adjusted earnings are now expected to be in the range of $6.45 to $6.57 per diluted share, representing a year-over-year increase of 7 percent at the midpoint and 6 cents higher than prior forecast. Full-year earnings growth drivers include significant volume gains in Latin America and Asia, global pricing and continued cost discipline. The company expects full-year

Page 3/FMC Corporation Delivers Very Strong Third Quarter Results and Raises 2020 Guidance
free cash flow to be $475 to $525 million, representing a 66 percent increase year-over-year and $25 million higher than prior guidance at the midpoint.
Fourth Quarter Outlook2
Fourth quarter revenue is expected to be in the range of $1.23 billion to $1.29 billion, representing a 5 percent increase at the midpoint compared to fourth quarter 2019, and organic growth of 10 percent excluding foreign currency headwinds. Adjusted EBITDA is forecasted to be in the range of $335 million to $355 million, representing an 8 percent increase at the midpoint versus Q4 2019. FMC expects adjusted earnings per diluted share to be in the range of $1.70 to $1.82 in the fourth quarter, which at the midpoint would be equal to Q4 2019 due to a large positive tax adjustment in the prior year period. The company expects to deploy approximately $170 million of cash in the quarter. This includes paying $57 million in dividends on October 15, closing the previously announced Fluindapyr acquisition for $65 million in early October, and $50 million in planned share repurchases, which restarted in October.

	Full Year Outlook	Q4 2020 Outlook
Revenue	$4.72 to $4.78 billion	$1.23 to $1.29 billion
Organic Growth	9%	10%
Estimated FX Impact	(6%)	(5%)
Growth at midpoint vs. 2019	3%	5%
Adjusted EBITDA	$1.295 to $1.315 billion	$335 to $355 million
Growth at midpoint vs. 2019	7%	8%
Adjusted EPS^	$6.45 to $6.57	$1.70 to $1.82
Growth at midpoint vs. 2019	7%	0%*
^ EPS estimates assume 131 million diluted shares. Planned Q4 share repurchases of $50 million are not expected to have any material impact on FMC diluted shares outstanding in the current year.
* Q4 2019 adjusted EPS benefited from a large tax adjustment.

Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
FMC Corporation, an agricultural sciences company, provides innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. This powerful combination of advanced technologies includes leading insect control products based on Rynaxypyr® and Cyazypyr® active ingredients; Authority®, Boral®, Centium®, Command® and Gamit®

Page 4/FMC Corporation Delivers Very Strong Third Quarter Results and Raises 2020 Guidance
branded herbicides; Talstar® and Hero® branded insecticides; and flutriafol-based fungicides. The FMC portfolio also includes biologicals such as Quartzo® and Presence® bionematicides. FMC Corporation employs approximately 6,400 employees around the globe. To learn more, please visit www.fmc.com.
FMC, the FMC logo, Rynaxypyr, Cyazypyr, Authority, Boral, Centium, Command, Gamit, Talstar, Hero, Quartzo and Presence are trademarks of FMC Corporation or an affiliate. Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. Hero® insecticide is a restricted use pesticide in the United States.
The Company’s investor relations website, located at https://investors.fmc.com, should be considered as a recognized channel of distribution, and the Company may periodically post important information to the web site for investors, including information that the Company may wish to disclose publicly for purposes of complying with the federal securities laws. After April 27, 2021, this type of information will no longer be provided by press release but will continue to be posted on the investor relations website.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.
In some cases, FMC has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Currently, one of the most significant factors is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of FMC, which is substantially influenced by the potential adverse effect of the pandemic on FMC’s customers and suppliers and the global economy and financial markets. The extent to which COVID-19 impacts us will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Additional factors include, among other things, the risk factors and cautionary statements included within FMC’s 2019 Form 10-K and FMC’s Form 10-Q for the quarter ended September 30, 2020. Moreover, investors are cautioned to interpret many of these factors as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.
FMC cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. FMC undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.

Page 5/FMC Corporation Delivers Very Strong Third Quarter Results and Raises 2020 Guidance
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
2.Although we provide forecasts for adjusted earnings per share and adjusted EBITDA (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$1,084.6	$1,014.3	$3,489.9	$3,412.5
Costs of sales and services	618.2	581.9	1,939.3	1,884.9
Gross margin	$466.4	$432.4	$1,550.6	$1,527.6
Selling, general and administrative expenses	187.7	188.3	548.1	569.1
Research and development expenses	71.7	77.4	203.3	221.7
Restructuring and other charges (income)	11.0	6.8	43.9	27.3
Total costs and expenses	$888.6	$854.4	$2,734.6	$2,703.0
Income from continuing operations before non-operating pension and postretirement charges (income), interest expense, net and income taxes	$196.0	$159.9	$755.3	$709.5
Non-operating pension and postretirement charges (income)	11.6	(1.2)	16.0	5.5
Interest expense, net	35.5	41.6	117.0	115.6
Income (loss) from continuing operations before income taxes	$148.9	$119.5	$622.3	$588.4
Provision (benefit) for income taxes	18.4	8.7	82.3	75.6
Income (loss) from continuing operations	$130.5	$110.8	$540.0	$512.8
Discontinued operations, net of income taxes	(18.4)	(21.3)	(36.7)	(29.8)
Net income (loss)	$112.1	$89.5	$503.3	$483.0
Less: Net income (loss) attributable to noncontrolling interests	0.7	(0.9)	1.3	2.4
Net income (loss) attributable to FMC stockholders	$111.4	$90.4	$502.0	$480.6
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$129.8	$111.7	$538.7	$510.4
Discontinued operations, net of tax	(18.4)	(21.3)	(36.7)	(29.8)
Net income (loss)	$111.4	$90.4	$502.0	$480.6
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.00	$0.85	$4.14	$3.88
Discontinued operations	(0.14)	(0.16)	(0.28)	(0.22)
Basic earnings per common share	$0.86	$0.69	$3.86	$3.66
Average number of shares outstanding used in basic earnings per share computations	129.9	130.4	129.7	131.1
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.99	$0.85	$4.12	$3.85
Discontinued operations	(0.14)	(0.16)	(0.28)	(0.22)
Diluted earnings per common share	$0.85	$0.69	$3.84	$3.63
Average number of shares outstanding used in diluted earnings per share computations	130.8	131.6	130.6	132.4

Other Data:
Capital additions and other investing activities	$14.5	$41.1	$58.3	$77.5
Depreciation and amortization expense	41.5	36.6	120.7	111.1

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to FMC stockholders (GAAP)	$111.4	$90.4	$502.0	$480.6
Corporate special charges (income):
Restructuring and other charges (income) (a)	11.0	6.8	43.9	27.3
Non-operating pension and postretirement charges (income) (b)	11.6	(1.2)	16.0	5.5
Transaction-related charges (c)	14.4	16.0	40.4	52.6
Income tax expense (benefit) on Corporate special charges (income) (d)	(6.1)	0.8	(16.9)	(12.0)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	18.4	21.3	36.7	29.8
Tax adjustment (f)	(0.6)	(9.9)	1.6	(10.1)
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$160.1	$124.2	$623.7	$573.7

Diluted earnings per common share (GAAP)	$0.85	$0.69	$3.84	$3.63
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.08	0.05	0.34	0.21
Non-operating pension and postretirement charges (income)	0.09	(0.01)	0.13	0.04
Transaction-related charges	0.11	0.12	0.31	0.40
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.05)	0.01	(0.13)	(0.10)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.14	0.16	0.28	0.22
Tax adjustments per diluted share	—	(0.08)	0.01	(0.08)
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.22	$0.94	$4.78	$4.32

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	130.8	131.6	130.6	132.4
____________________
(1)    The Company believes that the Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders” and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.
(a)    Three Months Ended September 30, 2020:
Restructuring and other charges (income) is primarily comprised of charges associated with certain in-flight restructuring programs from the integration of the DuPont Crop Protection Business. These charges include severance, accelerated depreciation on certain fixed assets, and other costs of $6.4 million. The remaining restructuring and other charges (income) primarily includes charges of environmental sites of $4.0 million.
Three Months Ended September 30, 2019:
Restructuring and other charges (income) is comprised of charges associated with the integration of the DuPont Crop Protection Business. These charges include severance and other costs (benefits) of $2.6 million. All other charges were $4.2 million, which includes charges of environmental sites treated as a Corporate charge of $4.1 million.

Nine Months Ended September 30, 2020:
Restructuring and other charges (income) is primarily comprised of charges associated with the integration of the DuPont Crop Protection Business. These charges include severance, accelerated depreciation on certain fixed assets, and other costs of $29.6 million. The remaining restructuring and other charges (income) primarily includes charges of environmental sites of $13.7 million.
Nine Months Ended September 30, 2019:
Restructuring and other charges (income) is comprised of charges associated with the integration of the DuPont Crop Protection Business. These charges include severance, accelerated depreciation on certain fixed assets, and other costs (benefits) of $13.2 million. Additionally, restructuring and other charges (income) includes charges of environmental sites treated as a Corporate charge of $12.3 million and other miscellaneous restructuring and other charges totaling $1.8 million.
(b)    Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c)    Charges related to legal and professional fees associated with acquisition activities. Except for the completion of certain in-flight initiatives, primarily associated with the finalization of our worldwide ERP system, we completed the integration of the DuPont Crop Protection Business as of June 30, 2020. The transition services agreement is now terminated and the last phase of the ERP system transition went live in November 2020 with a stabilization period that will go into the first quarter of 2021. We anticipate remaining expense of approximately $15 million to $20 million for the completion of these defined in-flight initiatives during the remaining time period.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in Millions)	2020	2019	2020	2019
DuPont Crop Protection Business Acquisition
Legal and professional fees (1)	$14.4	$16.0	$40.4	$52.6
Total Transaction-related charges	$14.4	$16.0	$40.4	$52.6
____________________
(1)    Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of "Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(d)    The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e)    Three and Nine Months Ended September 30, 2020 and 2019
Discontinued operations, net of income taxes include, in periods up to its separation on March 1, 2019, the results of FMC Lithium, including separation-related costs, as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. During the nine months ended September 30, 2019, we finalized the sale of the first of two parcels of land of our discontinued site in Newark, California. The gain on sale was approximately $21 million, net of tax, and was partially offset by the results of our FMC Lithium business, which was a net loss due to separation-related costs. These events did not recur in the current period.
(f)     We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in Millions)	2020	2019	2020	2019
Non-GAAP tax adjustments
Revisions to valuation allowances of historical deferred tax assets	$—	$—	$(0.4)	$0.6
Foreign currency remeasurement and other discrete items	(0.6)	(9.9)	2.0	(10.7)
Total Non-GAAP tax adjustments	$(0.6)	$(9.9)	$1.6	$(10.1)

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) (GAAP)	$112.1	$89.5	$503.3	$483.0
Restructuring and other charges (income)	11.0	6.8	43.9	27.3
Non-operating pension and postretirement charges (income)	11.6	(1.2)	16.0	5.5
Transaction-related charges	14.4	16.0	40.4	52.6
Discontinued operations, net of income taxes	18.4	21.3	36.7	29.8
Interest expense, net	35.5	41.6	117.0	115.6
Depreciation and amortization	41.5	36.6	120.7	111.1
Provision (benefit) for income taxes	18.4	8.7	82.3	75.6
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$262.9	$219.3	$960.3	$900.5
___________________
(1)     Referred to as Adjusted EBITDA. Defined as operating profit excluding corporate special charges (income) and depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash provided (required) by operating activities of continuing operations (GAAP)(1)	$361.9	$282.6	$313.5	$65.8
Transaction and integration costs	13.8	18.4	53.3	61.5
Adjusted cash from operations (2)	$375.7	$301.0	$366.8	$127.3

Capital expenditures	(12.0)	(21.3)	(35.2)	(56.8)
Other investing activities	(2.5)	(19.8)	(23.1)	(20.7)
Capital additions and other investing activities	$(14.5)	$(41.1)	$(58.3)	$(77.5)

Cash provided (required) by operating activities of discontinued operations	(21.0)	(27.5)	(66.3)	(36.2)
Cash provided (required) by investing activities of discontinued operations	—	—	1.1	9.2
Transaction and integration costs	(13.8)	(18.4)	(53.3)	(61.5)
Investment in Enterprise Resource Planning system	(11.6)	(15.3)	(42.2)	(42.0)
Legacy and transformation	$(46.4)	$(61.2)	$(160.7)	$(130.5)

Free cash flow (Non-GAAP) (3)	$314.8	$198.7	$147.8	$(80.7)
___________________
(1)    The cash provided (required) by operating activities for the three months ended September 30, 2020 and 2019 is the calculation of the nine months ended September 30, 2020 and 2019 less the previously reported six months ended June 30, 2020 and 2019, respectively.
(2)     Adjusted cash from operations is defined as cash provided (required) by operating activities of continuing operations excluding the effects of transaction-related cash flows.
(3)    Free cash flow is defined as Adjusted cash from operations reduced by spending for capital additions and other investing activities as well as legacy and transformation spending. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended September 30, 2020 vs. 2019	Nine Months Ended September 30, 2020 vs. 2019
Total Revenue Change (GAAP)	7%	2%
Less: Foreign Currency Impact	(8)%	(7)%
Organic Revenue Change (Non-GAAP)	15%	9%

	Full Year Outlook	Q4 2020 Outlook
Projected Total Revenue Change at Midpoint (GAAP)	3%	5%
Less: Estimated Foreign Currency Impact	(6)%	(5)%
Projected Organic Revenue Change (Non-GAAP)	9%	10%

___________________
(1)    We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30, 2020	December 31, 2019
Cash and cash equivalents	$297.1	$339.1
Trade receivables, net of allowance of $22.5 in 2020 and $26.3 in 2019	2,137.9	2,231.2
Inventories	1,155.5	1,017.0
Prepaid and other current assets	424.7	487.5
Total current assets	$4,015.2	$4,074.8

Property, plant and equipment, net	739.2	758.0
Goodwill	1,464.2	1,467.5
Other intangibles, net	2,610.6	2,629.0
Deferred income taxes	256.7	257.4
Other long-term assets	686.3	686.0
Total assets	$9,772.2	$9,872.7

Short-term debt and current portion of long-term debt	$194.1	$227.7
Accounts payable, trade and other	757.2	900.1
Advanced payments from customers	5.5	492.7
Accrued and other liabilities	683.6	680.6
Accrued customer rebates	530.7	280.6
Guarantees of vendor financing	97.0	75.7
Accrued pensions and other postretirement benefits, current	4.3	4.3
Income taxes	95.9	62.2
Total current liabilities	$2,368.3	$2,723.9

Long-term debt, less current portion	$3,028.3	$3,031.1
Long-term liabilities	1,407.2	1,556.3
Equity	2,968.4	2,561.4
Total liabilities and equity	$9,772.2	$9,872.7

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2020	2019
Cash provided (required) by operating activities of continuing operations	$313.5	$65.8

Cash provided (required) by operating activities of discontinued operations	(66.3)	(36.2)

Cash provided (required) by investing activities of continuing operations	(100.5)	(119.5)

Cash provided (required) by investing activities of discontinued operations	1.1	9.2

Cash provided (required) by financing activities of continuing operations	(186.4)	374.8

Cash provided (required) by financing activities of discontinued operations	—	(37.2)

Effect of exchange rate changes on cash	(3.4)	1.1
Increase (decrease) in cash and cash equivalents	$(42.0)	$258.0

Cash and cash equivalents of continuing operations, beginning of period	$339.1	$134.4
Cash and cash equivalents of discontinued operations	—	27.3
Cash and cash equivalents, beginning of period	$339.1	$161.7

Cash and cash equivalents, end of period	$297.1	$419.7